UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2008

The Knot, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28271	13-3895178
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

462 Broadway, 6th Floor, New York, New York	10013
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 219-8555

_____________________ (Former name or former address, if changed since last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a result of a periodic review of Chief Executive Officer compensation in the spring of 2008 by the Compensation Committee of the Board of Directors of The Knot, Inc., the company entered into a letter agreement with David Liu on November 5, 2008 governing the terms of his employment as Chief Executive Officer. The description of the letter agreement below is qualified in its entirety by reference to the full text of the letter agreement, a copy of which is included as Exhibit 10.20 to The Knot’s Quarterly Report on Form 10-Q being filed concurrently with this report, and is incorporated by reference into this report.

Mr. Liu will continue to receive an annual base salary of $370,000, subject to potential increase upon periodic review by the Compensation Committee. He will be eligible to earn an annual cash incentive bonus, expressed as a percentage of base salary. The target and maximum bonus opportunities will be set by the Compensation Committee, and the amount of the actual bonus will be determined according to his achievement of certain performance criteria established by the Compensation Committee. If The Knot undergoes a change in control (which, for all purposes under the letter agreement, will be as defined in The Knot’s Amended and Restated 1999 Stock Incentive Plan), thereafter the target for his annual cash incentive bonus will be at least 50% of his base salary, the maximum bonus opportunity will be at least 100% of his base salary, and for purposes of this calculation, his base salary will be assumed to be the greater of $500,000 and his actual base salary in effect on the date of the calculation.

If Mr. Liu’s employment is involuntarily terminated without cause by The Knot or a successor entity, or if he resigns for good reason, The Knot will pay his base salary for two years thereafter in semi-monthly installments, at his rate of pay in effect immediately prior to such termination or resignation, and provide all benefits (other than vesting of any equity award) that were associated with his employment immediately prior to such termination or resignation (to the extent and at such levels that these benefits remain available to executive employees of The Knot generally during such two-year period). The Knot’s payment of base salary or provision of benefits will be subject in all cases to his continued and complete compliance during the two-year severance period with the terms and conditions of the non-disclosure, non-competition and non-solicitation agreement that he has entered into with The Knot. If there is a change in control before or in connection with any termination or resignation subject to The Knot’s severance obligation, his base salary for purposes of this obligation will be assumed to be the greater of $500,000 and his actual base salary in effect immediately prior to such termination or resignation. “Cause” and “good reason” are defined in the letter agreement. Among other things, a good reason exists if at any time after a change in control, the Board of Directors materially and repeatedly interferes with the discharge of his duties or responsibilities under the agreement, or immediately following a change in control and for two years thereafter, he is not the senior-most executive officer of The Knot (or, if The Knot is then a subsidiary, of The Knot’s ultimate operating parent company).

Mr. Liu will continue to be entitled to a company-provided leased automobile for personal use, the make and model of which will be comparable to the company-provided leased automobile currently in his possession. Mr. Liu will be entitled to six weeks of vacation per year.

If, at any time after a change in control, any contest or dispute arises between Mr. Liu and The Knot regarding any provision of the letter agreement, The Knot will reimburse him for all legal fees and expenses reasonably incurred by him in connection with such contest or dispute, but only if he prevails to a substantial extent with respect to his claims brought and pursued in connection with such contest or dispute.

If Mr. Liu becomes responsible for any tax, interest or penalties under Sections 409A or 4999 of the Internal Revenue Code in connection with payments made to him by The Knot, Mr. Liu will be entitled to receive an additional payment from The Knot equal to such tax amounts.

By action separate from his letter agreement, Mr. Liu was appointed by The Knot’s Board of Directors to the additional office of President.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KNOT, INC. (Registrant)

Date: November 7, 2008	By:	/s/ JOHN P. MUELLER
John P. Mueller
Chief Financial Officer